EXHIBIT 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) dated as of October 29, 2017, (the “Agreement Execution Date”), is by and between Capella Education Company, a Minnesota corporation (the “Company”) and J. Kevin Gilligan (the “Executive”).

WHEREAS, the Company, Strayer Education, Inc., a Maryland corporation (“Parent”), and Sarg Sub Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated October 29, 2017 (the “Merger Agreement”), pursuant to which the parties contemplate that Merger Sub will merge with and into the Company, with the Company becoming a wholly owned subsidiary of Parent (the date on which the consummation of the transactions contemplated in the Merger Agreement occurs, the “Closing Date”);

WHEREAS, the Executive is eligible to receive certain payments and benefits from the Company pursuant to that certain Senior Executive Severance Plan, as originally effective September 11, 2006, as amended (the “Severance Plan”), the Employment Agreement by and between the Company and J. Kevin Gilligan, effective January 20, 2009, including Section 6 thereto (the “Employment Agreement”), the Company’s 2005 Stock Incentive Plan and 2014 Equity Incentive Plan and any award agreements evidencing awards granted to the Executive thereunder (collectively, the “Equity Plans” and together with the Severance Plan, the “Subject Agreements”);

WHEREAS, the Company wishes to have the Executive continue the Executive’s employment with the Company during the period commencing on the day following the Closing Date and ending on the earlier to occur of (x) the twelve (12)-month anniversary of the Closing Date, which may be extended for up to an additional six (6) months at the discretion of the Company (and agreed to by the Executive) and (y) a date mutually agreed to by the parties hereto (the “Transition Period”, and the date on which the Transition Period ends, the “Transition Date”) pursuant to this Agreement in order to assist in the transition of duties, in exchange for payment of compensation and benefits as set forth in this Agreement; and

WHEREAS, this Agreement shall be effective immediately upon, and contingent on the occurrence of, the Closing Date and will be void and of no further force or effect upon the termination of the Merger Agreement prior to the Closing Date.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following:

1. Officer Transition. Effective as of the Closing Date, the Executive will transition from an officer of the Company holding the title of Chief Executive Officer of the Company and from any other positions as an officer that the Executive then may have with the Company and its subsidiaries and affiliates; provided, that the Executive will remain a member of the Board of Directors of Parent during the Transition Period. Following the Closing Date, the Executive shall continue, without interruption in the Executive’s continued employment with the Company, as an employee with the title of Vice Chairman of the Company and shall report to the Board of Directors of Parent. In this capacity, the Executive shall perform such duties as are required by the Executive’s position, and such other duties, authorities and responsibilities as reasonably requested by the Board of Directors of Parent.

2. Compensation and Benefits During the Transition Period.

(a) Base Salary. During the Transition Period, the Executive shall be entitled to receive an annual base salary in the amount of $700,000 pursuant to this Agreement, which shall be paid in installments in accordance with the Company’s normal payroll practices.

(b) Bonus. During the Transition Period, the Executive shall continue to be eligible to receive an annual bonus with a target amount equal to 125% of the Executive’s base annual salary. Such bonus shall be paid for 2018 based upon Company performance and other criteria as determined by the Company, and for each calendar year thereafter during the Transition Period based on Parent performance and other criteria as determined by the Parent and on a consistent basis with similarly-situated executives of the Parent. Each annual bonus, if any, shall be calculated based on actual performance and pro-rated to reflect any partial service for the applicable year, and paid no later than March 15 of the year following the year in which it is earned.

(c) Employee Benefits. The Executive shall continue to be eligible to participate as an active employee in those employee benefit plans and programs in which other similarly-situated employees of the Company or Parent participate, subject to the terms and conditions of such plans during the Transition Period. Following the Transition Date, except as expressly provided herein, the Executive’s active participation in such plans shall cease, and the Executive shall continue to have all rights to accrued and vested benefits under such plans in accordance with their terms.

3. Transition Services.

(a) The parties acknowledge that the Executive’s last day of employment with the Company or its subsidiaries shall be the Transition Date or such earlier date on which the Executive, Parent, the Company or its subsidiaries terminate the Executive’s employment (such date, the “Separation Date”). The Executive, Parent and the Company hereby agree and acknowledge that the Executive’s termination of employment for any reason (including due to the Executive’s voluntary resignation) other than by the Company or Parent for Cause (as defined in the Severance Plan) on the Separation Date will constitute an involuntary termination by the Company other than for Cause and the Executive will be entitled to receive the severance payments and benefits set forth herein and in the Subject Agreements.

(b) During the Transition Period, the Executive acknowledges that Parent, the Company or its subsidiaries, as applicable, may discretionarily change, reduce or eliminate some or all of the Executive’s duties, authorities and responsibilities in a manner and at such time or times as determined appropriate and may discretionarily appoint another person to serve in the Executive’s capacity at the Company or its subsidiaries. The Executive agrees to provide transition services during the Transition Period in order to facilitate a smooth transition of the Executive’s job responsibilities to the Executive’s successor and perform such other duties and responsibilities prior to the Separation Date as reasonably requested by Parent or the Company. The Executive agrees that the Executive will resign from all of the Executive’s positions with the Company and its subsidiaries (and as a fiduciary of any benefit plan of the Company and its subsidiaries, as applicable) as of the Separation Date, and the Executive will execute such additional documents as requested by Parent or the Company or its subsidiaries to evidence the foregoing. The Separation Date will be the termination date of the Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through Parent, the Company or their affiliates. The Executive further agrees that, while employed by the Company or its subsidiaries and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with Parent, the Company or its subsidiaries, as applicable, and will provide reasonable assistance to Parent, the Company or its subsidiaries and their respective representatives in the defense or prosecution of any claims that may be made against or by them, to the extent that such claims may relate to the Executive’s period of employment with Parent, the Company or its subsidiaries. In requesting such services, Parent, the Company or its subsidiaries will respect other commitments that the Executive may have at the time of the request, and will reasonably accommodate the Executive’s schedule so as to minimize any interference with such other commitments. Further, the Company shall reimburse the Executive for any reasonable out of pocket expenses attributable to the cooperation described in this Section 3, upon the Executive’s submission of substantiation thereof as is reasonably requested by the Company.

4. Separation Payments and Benefits. In accordance with the terms of the Subject Agreements, including but not limited to the Severance Plan and the Employment Agreement, Executive’s termination of employment for any reason (including due to the Executive’s voluntary resignation) other than by the Company or Parent for Cause (as defined in the Severance Plan) on the Separation Date will constitute an involuntary termination by the Company other than for Cause and the Executive will be entitled to receive the severance payments and benefits set forth in the Subject Agreements, subject to the terms and conditions of this Agreement (including Sections 5, 6 and 7 hereof).

5. Release. All payments and benefits payable under Sections 3 and 4 of this Agreement are payable subject in all respects to the Executive’s timely execution, and non-revocation, of the general release of claims in the form attached as Exhibit A (the “Release”) and continued compliance with any continuing obligations contained within the Release. Payments and benefits payable under Sections 3 and 4 will begin as soon as administratively feasible after any period for rescinding the Release has expired, provided, that any such payments or benefits that would otherwise be payable before the period for rescinding the Release has expired will be held and paid on the first pay date after the period for rescinding the Release has expired. The Executive hereby agrees and acknowledges that if the Executive violates any provisions of the Release, Parent and/or the Company will no longer be required to pay to the Executive any then-unpaid payments or benefits due to the Executive under Sections 3 and/or 4 of this Agreement.

6. Confidentiality Agreement.

(a) The Executive acknowledges that, in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product or course development ideas and strategies, (v) university and Company personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers, other than information which is (x) known to the public or becomes known to the public through no fault of the Executive, (y) received by the Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) in the Executive’s possession prior to receipt from the Company or its affiliates, as evidenced by the Executive’s written records. The Executive agrees that he will keep all Confidential Information in strict confidence during his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties or as otherwise authorized on behalf of the Company). The Executive agrees that the obligations of confidentiality hereunder shall be in effect at all times during the Transition Period and shall survive termination of his employment at the Company for a period of six (6) years thereafter regardless of any actual or alleged breach by the Company of this Agreement, unless and until any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive’s obligations under this Section 6 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality, which the Executive may have to the Company under general legal or equitable principles.

(b) Except in the ordinary course of the Company’s business, or as otherwise authorized on behalf of the Company, the Executive may not make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Upon termination of the Executive’s employment with the Company, the Executive will return to the Company or destroy any such documents or other property of the Company which are in the possession, custody or control of the Executive; provided that the Executive may maintain a copy in his possession (to be treated confidentially under this Section 6) of any information necessary for the Executive to enforce his legal rights under this Agreement or to file applicable tax returns.

(c) Without the prior written consent of the Company, except in the ordinary course of the Company’s business, or to enforce his legal rights under this Agreement or support any tax filings referenced under Subsection (b) above, or to comply with any legal disclosure requirement referenced in Subsection (a) above, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.

(d) Nothing in this Agreement prohibits Executive from reporting possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided, that Executive use Executive’s reasonable best efforts to (i) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (ii) request that such agency or entity treat such information as confidential. Executive does not need prior authorization from the Company or Parent to make any such reports or disclosures and Executive is not required to notify the Company or Parent that Executive is making or has made such reports or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity. In addition, Executive hereby acknowledges and asserts that he does not have knowledge of any violation of law, regulations, ethics or compliance with respect to the Company and he agrees that if he becomes aware of any such issue at any time in the future, Executive is obligated as part of the terms of this Agreement to immediately report such issue to the Company’s General Counsel.

7. Covenant Not to Compete.

(a) For two years following the Separation Date, the Executive shall not, directly or indirectly, individually or on behalf of any other person or entity, (i) engage or have an economic interest in (whether as owner, stockholder, partner, lender, consultant, employee, agent or otherwise) any of the entities listed on Exhibit B hereto (or any affiliates, successors or assigns of such entities), as such Exhibit B may be updated by the Parent from time to time (including on the Closing Date); or (ii) hire or employ any person at the level of “director” or above who has been an employee of any member of the Company, Parent, or any of their affiliated entities at any time within six months prior to the Separation Date or solicit, aid or induce such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity. It is agreed that (i) the Executive’s ownership of less than 1% of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 7, and (ii) nothing herein shall be construed to prohibit general solicitation of employment by means of advertising or soliciting.

(b) The Executive acknowledges and agrees that a violation of Section 6 and the foregoing provisions of this Section 7 (referred to collectively as the Confidentiality and Noncompetition Agreement) would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without the necessity or proof of actual damages, the Company shall have the right to seek specific enforcement of this Agreement, which may include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that seeking damages and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

8. Termination of Severance Benefits. All benefits payable under Section 4 of this Agreement pursuant to the Subject Agreements will be terminated if Parent or the Company determines that the Executive has violated the noncompetition or confidentiality provisions contained in Sections 6 and 7 of this Agreement or contained in any other agreement between the Executive and Parent and/or the Company.

9. Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

10. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota, without reference to its choice of law rules.

12. Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

13. Entire Agreement. This Agreement shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter herein, including, the Subject Agreements; provided that (i) the Equity Plans, (ii) any restrictive covenants to which Executive is otherwise subject pursuant to any agreement with the Company, the Parent or any of their affiliates, including, without limitation pursuant to the Confidentiality Agreement (as defined in the Employment Agreement), and Section 10 to the Employment Agreement, (iii) Section 6 of the Employment Agreement, and (iv) the Severance Plan shall continue in effect and not be modified by this Agreement. The Executive acknowledges and agrees that the Executive is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement. This Agreement may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

14. Notices. Any notice required or permitted by this Agreement shall be in writing, delivered by hand, or sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed to the Company at the Company’s then principal office, or to the Executive at the address set forth under the Executive’s signature below, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing. Notices shall be deemed given when received.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder without the prior written consent of the Company.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Section 409A.

(a) To the extent necessary to comply with, and avoid penalties under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”),

final regulations issued by the Internal Revenue Service and any additional guidance issued by the Internal Revenue Service with respect to Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. All payments of nonqualified deferred compensation subject to Section 409A of the Code to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Code).

(b) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 17 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event will the payments and benefits under this Agreement payable in the first six (6) months of the Executive’s “separation from service” exceed two times (2x) the lesser of: (i) the Executive’s annualized compensation for the year immediately preceding the year in which the Executive’s “separation from service” occurs; or (ii) the maximum amount that may be taken into account under a qualified pension plan under Code Section 401(a)(17) for the year in which the Executive’s “separation from service” occurs. If six months base salary (plus any bonus amount, if applicable) exceeds this limit, such excess amount will not be paid at any time.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Capella Education Company

By:	/s/ Renee L. Jackson	Date:	October 29, 2017
Title:	Senior Vice President and General Counsel

J. Kevin Gilligan

By:	/s/ J. Kevin Gilligan	Date:	October 29, 2017
Address:

[Signature Page to Transition Agreement]

EXHIBIT A

GENERAL RELEASE

I, J. Kevin Gilligan, in consideration of and subject to the performance by Capella Education Company, a Minnesota corporation (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Transition Agreement dated as of October 29, 2017 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. My employment or service with the Company and its affiliates terminated as of [            ], 20    , and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to Sections 6 and 7 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in Paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the

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Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its affiliates, (iv) my rights to accrued or vested benefits that I may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, or (v) to any claims which cannot be waived by an employee under applicable law.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied (subject to Paragraph 5 hereof). I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown,

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unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law and this General Release. I further agree that I am not aware of any pending claim of the type described in Paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties with respect to any Claim that has been released, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity and nothing contained in this General Release prohibits me from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other governmental agency that is protected under whistleblower or other applicable law. In addition, notwithstanding anything herein, I acknowledge and agree that, pursuant to 18 USC Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. I hereby acknowledge that Sections 6 through 17 of the Agreement shall survive my execution of this General Release.

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12. I represent that I am not aware of any claim by me related to the subject matter herein other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

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6.	I UNDERSTAND THAT I HAVE FIFTEEN (15) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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EXHIBIT B

SELECTED ENTITIES

1.	2U Inc. and all subsidiaries

2.	American Public Education, Inc. and all subsidiaries

3.	Apollo Education Group, Inc. and all subsidiaries

4.	Blackboard Inc. and all subsidiaries

5.	Bridgepoint Education, Inc. and all subsidiaries

6.	Career Education Corporation and all subsidiaries

7.	DeVry Education Group Inc. and all subsidiaries

8.	Education Management Corporation and all subsidiaries

9.	GP Strategies Corporation

10.	Graham Holdings Company and all subsidiaries

11.	Grand Canyon Education and all subsidiaries

12.	Helix Education (was previously Datamark/eCollege)

13.	Laureate Education, Inc. and all subsidiaries

14.	Liberty University

15.	Southern New Hampshire University

16.	UniversityNow

17.	Arizona State University

18.	Purdue University

19.	Adtalem and all subsidiaries

20.	Pearson

21.	University of Maryland

22.	Any company that contracts with TIV authorized institutions for provision of services related to delivering online academic content/programs

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